As filed with the Securities and Exchange Commission on March 11, 2025

Registration No. 333-285501

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective Amendment No. 1 to the

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Steakholder Foods Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 David Fikes St., P.O. Box 4061

Rehovot, Israel 7638205

Tel +972 73-332-2853

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steakholder Foods USA, Inc.

1007 North Orange Street, 10th Floor

Wilmington, Delaware 19801

(302) 485-5218

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Yuta N. Delarck, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3-636-6000	Shachar Hadar, Adv. Matthew Rudolph, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 11, 2025

3,940,112 American Depositary Shares, each representing one hundred (100) Ordinary Shares

This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to an aggregate of 3,940,112 of our American Depositary Shares, or ADSs, each ADS representing one hundred (100) ordinary shares, no par value, or Ordinary Shares, consisting of 192,660 ADSs issued in a private placement in February 2025, or the February 2025 Private Placement, 792,368 ADSs issuable upon the exercise of the Pre-Funded Warrants held by the selling shareholder, 985,028 ADSs issuable upon the exercise of the Warrants held by the selling shareholder, up to 985,028 additional ADSs that may be issued under true-up provisions of the February 2025 Private Placement agreements, or True-Up Provisions, and up to 985,028 additional ADSs issuable upon the exercise of additional warrants that may be issued pursuant to the True-Up Provisions, all as further described below under “Prospectus Summary — Recent Developments — February 2025 Private Placement”.

The selling shareholder is identified in the table commencing on page 9. We will not receive any proceeds from the sale of the ADSs by the selling shareholder. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds from any exercise of Warrants if the selling shareholder does not exercise the Warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”

The selling shareholder may sell all or a portion of the ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these ADSs. The selling shareholder will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the ADSs. See “Plan of Distribution”.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “STKH.” The last reported sale price of our ADSs on March 9, 2025 was $1.21 per ADS.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2025.

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About This Prospectus

Unless the context suggests otherwise, all references to “Steakholder Foods,” “we,” “us,” “our,” the “Company,” the “Registrant” and all similar designations refer to Steakholder Foods Ltd., an Israeli company, and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

The terms “dollar,” “U.S. dollar” and “$” refer to the United States dollar, the lawful currency of the United States of America.

We are incorporated under the laws of the State of Israel and we believe that pursuant to the rules and regulations of the Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

PRESENTATION OF FINANCIAL INFORMATION

Commencing with our financial statements beginning with our Annual Report on Form 20-F for the year ended December 31, 2023, we report under generally accepted accounting principles in the United States, or U.S. GAAP. Prior to that we reported under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB.

On January 26, 2020, Steakholder Foods (then called Ophectra Real Estate and Investment Ltd., or Ophectra), a company incorporated under the laws of the State of Israel whose shares were traded on the Tel Aviv Stock Exchange, or TASE, merged with MeaTech Ltd., or MeaTech, a privately-held Israeli company developing cultivated meat technologies, whereupon the name Ophectra was changed to Meat-Tech 3D Ltd., and later changed to MeaTech 3D Ltd., or MeaTech 3D, and then to Steakholder Foods Ltd. in July 2022. In connection with the merger, MeaTech’s shareholders transferred 100% of MeaTech’s share capital to Steakholder Foods, and in return Steakholder Foods allotted such shareholders 60% of the Company’s issued and paid-up share capital, as well as milestone-based warrants at no exercise price. At the closing of the merger, MeaTech’s directors and officers were appointed to equivalent positions at Steakholder Foods.

ii

As Steakholder Foods was the surviving entity of the merger, and continued the pre-merger business operations, utilizing the pre-merger management and employees of MeaTech, the transaction was treated as a reverse acquisition that does not constitute a business combination.

Therefore, our consolidated financial statements and financial data included herein for all periods through and including December 31, 2019 were adjusted retroactively to reflect the financial statements of MeaTech (now called Steakholder Foods Ltd.), other than the information concerning earnings per share, which is presented according to the equity information of Steakholder Foods and our consolidated financial statements and financial data included herein from January 1, 2020 onward relate to Steakholder Foods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

TRADEMARKS AND TRADENAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

Neither we nor the selling shareholder have taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

iii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are an international deep-tech food company that initiated activities in 2019 and are listed on the Nasdaq Capital Market under the ticker “STKH”. We are focusing on alternative protein machinery production, initially for three-dimensional printing of meat and seafood analogs, followed by hybrid meats that combine cultivated and plant-based elements. We believe that our alternative protein and cultivated meat technologies hold significant potential to reduce the environmental impact of food production (including reducing carbon footprint and promoting biodiversity), improve the supply chain, and offer consumers a range of new product offerings.

We aim to provide production technology and associated supplies needed to commercially produce structured alternative protein products. To that end, we are developing three-dimensional printing capabilities that can mimic meat and seafood texture, flavor, nutritional values and more. Our initial commercial offering combines three-dimensional printers and their supplies, primarily plant-based ingredient blends for printing plant-based meat and fish analogs. So far, we have developed two main types of three-dimensional printer: (1) meat printer - a food production machine that produces meat analogs with a fibrous texture, mimicking meats such as beef, pork and chicken; and (2) fish printer – a food production machine that produces fish and seafood analogs with a flaky texture, such as fish and seafood.

During 2023, we focused our efforts on commercializing our three-dimensional printers and their ingredient blend supplies for plant-based foods initially. As a result, our first commercial offering is intended to affordably generate revenues for our partners and customers by manufacturing plant-based meat and fish analogs, which are not expected to require the lengthy regulatory processes associated with cultivated meats and other novel foods.

In September 2024, we announced the opening of our first full-scale Demonstration Center. The state-of-the-art facility features live demonstrations of the company’s innovative 3D printers—the MX200 and HD144—showcasing real-time production of plant-based meat and seafood alternatives, and promoting customer engagement.

In September 2024, we also received a purchase order from Bondor Foods Ltd. to supply our proprietary plant-based premixes for the production of a line of white fish and salmon patties, and in October 2024, we received a purchase order from Wyler Farm Ltd. to supply premixes for the production of plant-based beef.

In November 2024, together with UMAMI Bioworks, a leading global cultivated seafood platform provider, we announced the culmination of a two-year R&D collaboration, establishing the feasibility of producing 3D-printed cultivated fish products at scalable volumes, and with the support of the Singaporean National Additive Manufacturing Innovation Cluster, or NAMIC, we aim to develop and refine 3D-printed fish fillets, targeting both local and international markets.

In December 2024, we announced the signing of a Memorandum of Understanding with Vegefarm Co. Ltd., a prominent Taiwanese food company, for the sale of our MX200 3D printer and accompanying raw materials. Under the MoU, we are to provide Vegefarm with the MX200 printer, powered by our advanced Fused Paste Layering (FPL™) technology, and plant-based premixes designed to create high-quality meat alternatives. The Industrial Technology Research Institute (ITRI), a leading Taiwanese research institute, will support the adaptation of our product for the Taiwanese market, while Vegefarm will take on the role of commercialization, managing the production and distribution of these products, utilizing its established market presence to drive adoption and sales.

We are led by our Chief Executive Officer, Arik Kaufman, who has founded various Nasdaq- and TASE - traded foodtech companies, and is a founding partner of BlueOcean Sustainability Fund, LLC, led by Ashton Kutcher, Guy Oseary and Effie Epstein, which has partnered with us to assist in attempting to accelerate our growth. Mr. Kaufman holds extensive personal experience in the fields of food-tech and bio-tech, and has led and managed numerous complex commercial negotiations, as part of local and international fundraising, mergers and acquisitions, or M&A, transactions. We have carefully selected personnel for the rest of our executive management team who possess substantial industry experience and share our core values.

Corporate Information

We were incorporated in May 2018 in Israel as DocoMed Ltd., and originally provided digital health services. In July 2019, we changed our name to MeaTech, and commenced our cultured meat technology development operations. In January 2020, MeaTech completed a merger with Ophectra, whereupon the name Ophectra was changed to Meat-Tech 3D Ltd., and later changed to MeaTech 3D Ltd. and then Steakholder Foods Ltd.

Our principal executive offices are located at 5 David Fikes St., P.O. Box 4061, Rehovot 7638205 Israel. The phone number at our principal executive offices is +972-73-332-2853. We maintain a corporate website at www.steakholderfoods.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Recent Developments

February 2025 Private Placement

On February 27, 2025, we entered into a securities purchase agreement, or SPA, with a certain investor, or the Investor, whereby the Investor would purchase (i) 192,660 ADSs, each representing one hundred (100) ordinary shares, no par value, at an offering price of $1.269 per ADS, (ii) warrants to purchase up to 985,028 ADSs with an exercise price of $2.00 per ADS, or the ADS Warrants, and (iii) pre-funded warrants to purchase up to 792,368 ADSs, or Pre-Funded Warrants, and, collectively with the ADS Warrants, the Warrants, to the extent the purchase of ADSs pursuant to the SPA would have otherwise resulted in the Investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding ADSs immediately following the consummation of the SPA. Each of the Pre-Funded Warrants is exercisable for one ADS. The Pre-Funded Warrants have an exercise price of $0.0001 per ADS, are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

Pursuant to the True-Up Provisions, if the lowest daily VWAP for the five trading days ending on the trading day following the date on which this prospectus is declared effective by the SEC, or Lowest Daily VWAP, is less than the initial per ADS purchase price, then we shall issue the Investor: (i) a number of ADSs (up to the Investor’s Beneficial Ownership Limitation) and pre-funded warrants (for any amount exceeding the Beneficial Ownership Limitation, at a price of the Lowest Daily VWAP minus $0.0001, with an exercise price of $0.0001 each), equal in aggregate to the investment amount divided by the Lowest Daily VWAP, less the number of ADSs (including Pre-Funded Warrants) already issued to the Investor in the February 2025 Private Placement, or True-Up ADSs; (ii) an additional warrant to purchase up to a number of ADSs equal to the amount of True-Up ADSs, with an exercise price equal to $2.00.

The closing of the transactions contemplated pursuant to the SPA occurred on February 28, 2025. We also agreed to file this registration statement, or the Resale Registration Statement, providing for the resale of the ADSs, ADSs issuable from time to time upon exercise of the Pre-Funded Warrants and ADSs issuable from time to time upon exercise of the ADS Warrants as soon as reasonably practicable (and in any event within 5 business days of the date of the SPA), and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC no later than 90 days following the date of the SPA and to keep the Resale Registration Statement effective at all times until the holder of the Warrants no longer owns any Warrants or Pre-Funded Warrants.

Throughout this prospectus, when we refer to our ADSs being registered on behalf of the selling shareholder, we are referring to the ADSs issued pursuant to the SPA and ADSs that may be issuable upon exercise of the Pre-Funded Warrants and Warrants. Throughout this prospectus, when we refer to the selling shareholder, we are referring to the selling shareholder named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

February 2025 ELOC

On February 27, 2025, we entered into a definitive agreement, or ATMOA, with the Investor establishing an $8 million equity line of credit, or ELOC, with the Investor. Pursuant to the ATMOA, we may sell to the Investor up to $8 million, or the Commitment Amount, of our ADSs, or Purchase Notice ADSs, from time to time during the term of the ATMOA. The ATMOA contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the ATMOA, we also agreed to file a registration statement with the SEC, covering the resale of the ADSs issued or sold to the Investor under the ATMOA under the Securities Act of 1933, as amended. not later than seventy five calendar days following the execution date of the ATMOA.

In consideration for the Investor’s execution and delivery of the ATMOA, we agreed to pay the Investor a commitment fee equal to two percent of the Commitment Amount within three business days of the effective date of the ELOC registration statement. At the Company’s election, the commitment fee is payable in (i) cash or (ii) ADS (based on the dollar volume-weighted average price of the ADSs on the business day immediately preceding the issuance date).

We cannot issue any ADSs to the Investor until the date that the ELOC registration statement is declared effective by the SEC and a final prospectus in connection therewith is filed and all of the other conditions set forth in the ATMOA are satisfied, or the Commencement Date.

Beginning on the Commencement Date and until June 30, 2026, under the terms and subject to the conditions of the ATMOA, from time to time, at our discretion, we have the right, but not the obligation, to issue to the Investor, and the Investor is obligated to purchase, the Purchase Notice ADSs, subject to certain limitations set forth in the ATMOA. Specifically, from time to time, from and after the Commencement Date, we may, at our discretion, direct the Investor to purchase on any single business day no greater than $500,000 in ADSs, unless waived upon mutual discretion between us and the Investor, up to an amount no greater than $3,000,000. The purchase price in respect of any purchase notice shall equal the lowest dollar volume-weighted average price of the ADSs during the five business days prior to the closing of any purchase thereunder, multiplied by 94%.

The ATMOA also prohibits us from directing the Investor to purchase any ADSs if those ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by the Investor and its affiliates, would result in the Investor and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the voting power of the Company and the number of ordinary shares and ADSs outstanding immediately after to the issuance of Purchase Notice ADSs.

The ATMOA will automatically terminate on the earlier of (i) June 30, 2026; (ii) the date on which the ADSs cease trading on the Nasdaq; and (iii) the date on which the Investor shall have purchased Purchase Notice ADSs pursuant to this ATMOA for an aggregate purchase price of the Commitment Amount. The ATMOA does not include any of the following: (i) limitations on the Company’s use of amounts it receives as the purchase price for the ADSs sold to the Investor; (ii) financial or business covenants; (iii) restrictions on future financings; (iv) rights of first refusal; or (v) participation rights or penalties.

The Offering

Ordinary shares currently outstanding	386,094,059 ordinary shares, represented or representable by 3,860,940 ADSs.

ADSs offered by the selling shareholder	Up to an aggregate of 3,940,112 ADSs consisting of (i) 985,028 ADSs and Pre-Funded Warrants to purchase ordinary shares issued in the February 2025 Private Placement, (ii) 985,028 ADSs issuable upon the exercise of the ADS Warrants issued in the February 2025 Private Placement, and (iii) up to 985,028 additional ADSs that may be issued under the True-Up Provisions and up to 985,028 additional ADSs issuable upon the exercise of additional warrants that may be issued pursuant to the True-Up Provisions. The selling shareholder is identified in the table commencing on page 9.

Ordinary shares to be outstanding assuming full exercise of the Warrants	563,833,659 ordinary shares, represented or representable by 5,638,336 ADSs.

Use of proceeds	We will not receive any proceeds from the sale of the ADSs by the selling shareholder. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds from any exercise of the Warrants if the selling shareholder does not exercise the Warrants on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	Our ADSs are listed on the Nasdaq Capital Market under the symbol “STKH.”

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus.

Unless otherwise indicated, the information above is based on ordinary shares representable by 3,860,940 ADSs outstanding as of February 27, 2025, and excludes:

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4,015,207 ADSs issuable upon the exercise of investor warrants and warrants issued to placement agents (or their designees) to purchase ADSs, at a weighted-average exercise price of $4.27 per ADS, including the Warrants.

●	951,001 ADSs representing shares held in abeyance;
●	84,883 ADSs issuable upon the exercise of options and restricted share units to purchase ADSs, at a weighted average exercise price of $1.31 per ADS;

●	373,829 of our ADSs representing shares reserved for future issuance under the Steakholder Foods Ltd. 2022 Share Incentive Plan, or the 2022 Share Incentive Plan; and

●	62,158 ADSs issuable to a consultant upon exercise of options at an exercise price to be determined at the time of exercise using a pre-determined formula.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants into ordinary shares as described above.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below, the information under the heading “Risk Factors” and the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2023 filed with the SEC on April 30, 2024. In addition, please read “About this Prospectus” and “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations results of operations, financial condition and prospects.

The sale of a substantial amount of our ADSs, including resale of the ADSs issuable upon the exercise of the Warrants held by the selling shareholder in the public market could adversely affect the prevailing market price of our ADSs.

We are registering for resale an aggregate of 985,028 ADSs issued and Pre-Funded Warrants exercisable into ADSs, issued in the February 2025 Private Placement, 985,028 ADSs issuable upon the exercise of the ADS Warrants held by the selling shareholder, and up to 1,970,056 ADSs that may be issued pursuant to true-up provisions of the February 2025 Private Placement, as described below. Sales of substantial amounts of our ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of ADSs, and the market value of our other securities. We cannot predict if and when the selling shareholder may sell such ADSs in the public markets. Furthermore, in the future, we may issue additional ADSs, ordinary shares or other equity or debt securities convertible into ADSs or ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our ADS price to decline.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere incorporated by reference in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; expected capital needs and expenses; statements relating to the research, development, completion and use of our products; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our estimates regarding our expenses, future revenue, capital requirements and needs for additional financing;

●	our expectations regarding the success of the alternative protein manufacturing technologies we are developing;

●	our research and development activities associated with technologies for alternative protein manufacturing, including three-dimensional protein production, which involves a lengthy and complex process;

●	our expectations regarding sales of products based on our alternative protein technologies;

●	our ability to successfully manage our planned growth, and any future acquisitions, joint ventures, collaborations or similar transactions;

●	the competitiveness of the market for our alternative protein technologies;

●	our ability to enforce our intellectual property rights and to operate our business without infringing, misappropriating, or otherwise violating the intellectual property rights and proprietary technology of third parties;

●	our ability to predict and timely respond to preferences for alternative proteins and new trends;

●	our ability to attract, hire and retain qualified employees and key personnel;

●	security, political and economic instability globally and in the Middle East that could harm our business, including due to the war between Israel and Hamas; and

●	other risks and uncertainties, including those listed under the heading “Risk Factors” in our most recent Annual Report on Form 20-F.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ADSs by the selling shareholder. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholder. We expect that the selling shareholder will sell its ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants to the extent that these Warrants are exercised for cash by the selling shareholder. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants issued immediately in the February 2025 Private Placement were exercised for cash in full, the proceeds would be $1,970,135. We intend to use the net proceeds of such Warrant exercise, if any, for funding research and development and for other working capital and general corporate purposes, including mergers, acquisitions and investments. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and the investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2024;
●

on a pro forma basis, giving effect to the sale between September 2024 and February 2025 of 348,288 ADSs in at-the-market sales at an average offering price of $2.01 per ADS, and after deducting the placement agent fees and estimated offering expenses payable by us, resulting in net proceeds of approximately $0.7 million.

●	on a pro forma as adjusted basis, giving additional effect to the (i) sale of an aggregate of 192,660 ADSs at a purchase price of $1.269 per ADS; (ii) sale of an aggregate of 792,368 Pre-Funded Warrants at a purchase price of $1.2689 per ADS; and (iii) 985,028 Warrants, all issued in the February 2025 Private Placement, after deducting offering expenses payable by us, resulting in net proceeds of approximately $1 million, as if such events had occurred on or before June 30, 2024.

The following depiction of our capitalization on an as adjusted basis as of June 30, 2024 reflects the net proceeds from the February 2025 Private Placement, and does not reflect exercise of Warrants, vesting of restricted share units, call of shares in abeyance, or any other transactions impacting our capital structure subsequent to June 30, 2024. The pro forma and pro forma adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of June 30, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
	(U.S.$ in thousands)
Long-term liabilities:	$2,199	$2,199	$2,199

Shareholders’ equity:
Ordinary shares, no par value	-	-	-
Additional paid-in capital	82,276	82,937	84,137
Accumulated deficit*	(74,511)	(74,511)	(74,511)

Total shareholders’ equity	7,765	8,426	9,626
Total capitalization (long-term liabilities and equity)	$9,964	$10,625	11,825

*	The pro forma calculation does not include the potential effect of the True-Up Provisions and accordingly actual results may be different than as presented.

Ordinary shares representable by 2,822,461 ADSs issued and outstanding as of June 30, 2024 excludes:

●	3,030,179 ADSs issuable upon the exercise of investor warrants and warrants issued to placement agents (or their designees) to purchase ADSs, at a weighted-average exercise price of $5.01 per ADS.
●	1,365,214 ADSs representing shares held in abeyance;
●	127,546 ADSs issuable upon the exercise of options and restricted share units to purchase ADSs, at a weighted average exercise price of $1.15 per ADS;
●	58,000 ADSs issuable upon the exercise of pre-funded warrants at an exercise price of $0.01 per ADS;

●	179,698 of our ADSs representing shares reserved for future issuance under our 2022 Share Incentive Plan; and

●	62,158 ADSs issuable to a consultant upon exercise of options at an exercise price to be determined at the time of exercise using a pre-determined formula, and restricted share units vesting into 2,072 ADSs.

SELLING SHAREHOLDERS

The ADSs being offered by the selling shareholder are those held or issuable to the selling shareholder and those issuable upon exercise of the ADS Warrants and Pre-Funded Warrants. For additional information regarding the issuances of the ADSs, the ADS Warrants, and the Pre-Funded Warrants, see “February 2025 Private Placement” above. We are registering the ADSs in order to permit the selling shareholder to offer the ADSs for resale from time to time. Except for the ownership of the ADSs, the ADS Warrants, and the Pre-Funded Warrants issued pursuant to the Securities Purchase Agreement dated February 27, 2025 (“SPA”), by and between Steakholder Foods Ltd., an Israeli company, and Alumni Capital LP, a Delaware limited partnership, and the transactions contemplated by the Any Market Purchase Agreement by and between Steakholder Foods Ltd., an Israeli company, and Alumni Capital LP, a Delaware limited partnership, the selling shareholder has not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of ADSs held by each of the selling shareholders. The second column lists the number of ADSs beneficially owned by the selling shareholder, based on its respective ownership of ADSs, the ADS Warrants, and the Pre-Funded Warrants issued pursuant to the SPA, as of February 27, 2025.

The third column lists the ADSs being offered by this prospectus by the selling shareholder and does not take in account any limitations on exercise of the ADS Warrants or the Pre-Funded Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the ADSs, the ADS Warrants, and the Pre-Funded Warrants, this prospectus generally covers the resale of the maximum number of ADSs issued or issuable under the SPA and upon exercise of the ADS Warrants and the Pre-Funded Warrants as if it was exercised in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation). Because the number of ADSs, ADS Warrants, Pre-Funded Warrants, and Warrant ADSs may be adjusted, the number of ADSs that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the ADSs offered by the selling shareholder pursuant to this prospectus.

Under the terms of the ADS Warrants and the Pre-Funded Warrants, the selling shareholder may not exercise the ADS Warrants or the Pre-Funded Warrants to the extent (but only to the extent) the selling shareholder or any of its affiliates would beneficially own a number of ADSs which would exceed 4.99% of the Ordinary Shares of the Company. The number of ADSs in the second column reflects these limitations. The selling shareholders may sell all, some, or none of their ADSs in this offering. See “Plan of Distribution.”

Selling Shareholder	ADSs Beneficially Owned Prior to Offering (1)		Maximum Number of ADSs to be Sold Pursuant to this Prospectus		Number of ADSs Owned After the Offering
Alumni Capital LP (2)	3,940,112	(3)	3,940,112	(3)	-

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. ADSs subject to Warrants currently exercisable, or exercisable within 60 days of February 27, 2025 are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants.

(2)	The securities are directly held by Alumni Capital LP, a Delaware limited partnership, whose address is 80 S.W. 8th St., 20th Floor, Miami, FL 33131, and may be deemed to be beneficially owned by Ashkan Mapar, as the General Partner of Alumni Capital. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of ADSs in excess of the beneficial ownership limitation.

(3)	Consists of (i) 192,660 ADSs issued in the February 2025 Private Placement, (ii) 792,368 ADSs to be issued upon the exercise of Pre-Funded Warrants, (iii) 985,028 ADSs to be issued upon the exercise of the ADS Warrants, (iv) up to 985,028 True-Up ADSs that may be issued pursuant to the True-Up Provisions, as ADSs and/or pre-funded warrants, and (v) up to 985,028 additional Warrants that may be issued pursuant to the True-Up Provisions.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our articles of association and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Articles of Association

Our purpose as set forth in our articles of association is to engage in any lawful activity. Our Israeli company number is 520041955. The address of our registered office is 5 David Fikes St., P.O. Box 4061, Rehovot, Israel 7638205.

Share capital

Our authorized share capital consists of 5,000,000,000 ordinary shares.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Ordinary Shares

In the last three years (since February 2022), we have issued 4,204,745 ADSs representing ordinary shares in a combination of private and public offerings, including pre-funded warrants and shares in abeyance still outstanding, and including the ordinary shares represented by ADSs (including the Pre-Funded Warrants) issued in connection with the February 2025 Private Placement.

Warrants

In the last three years, we have issued warrants, including the Warrants issued in the February 2025 Private Placement to purchase ordinary shares representable by an aggregate of 5,450,921 ADSs to investors and underwriters, of which no warrants have expired, warrants to purchase an aggregate of 1,435,714 ADSs have been exercised (of which ordinary shares representable by 951,001 ADSs are held in abeyance pursuant to beneficial ownership limitations agreed between the holder and us) and 4,015,207 of which are currently outstanding. The exercise prices of the warrants range from $2.00 to $12.50 per ADS.

Options and Restricted Share Units

In the last three years, we have issued options to directors, employees and consultants to purchase an aggregate of 24,325 ADSs which remain outstanding. None of the options issued in the last three years have been exercised. The exercise price of the options range from $0.10 to $97.51 per ADS.

In the last three years, we have issued restricted share units to directors and employees vesting into an aggregate of 60,558 ADSs which remain outstanding, with no exercise price.

Transfer of shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the ordinary shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

Under our amended and restated articles of association, our board of directors must consist of not less than three (3) but no more than seven (7) directors. Pursuant to our amended and restated articles of association, each of our directors is appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders provided that (i) in the event of a contested election the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Israeli Companies Law, 5759-1999 (the “Companies Law”) and our  amended and restated articles of association. In addition, our amended and restated articles of association provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (1) any two or more of our directors, (2) one-quarter or more of the serving members of our board of directors or (3) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of the shareholders may request that the board of directors include a matter in the agenda of a general meeting of the shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

●	amendments to our articles of association;

●	appointment, terms of service or and termination of service of our auditors;

●	appointment of directors, including external directors (if applicable);

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting rights

All ordinary shares have identical voting and other rights in all respects.

Quorum

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 33 1⁄3% of the total outstanding voting power of our shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting we qualify as to use the forms and rules of a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above.

Vote requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters. Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than ordinary shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to a majority of all classes of shares voting together as a single class at a shareholder meeting. Under our amended and restated articles of association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office.

Access to corporate records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli law

Full tender offer. A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special tender offer. The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholders’ approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger. The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-takeover measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares will be authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended and restated articles of association.

In addition, we have a classified board structure whereby our directors are divided into three classes with staggered three-year terms. At each annual general meeting of the Company’s shareholders, the election or re-election of directors (other than external directors, if any) following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2023 and thereafter, each year the term of office of only one class of directors will expire. We believe this mechanism effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Approval of Business Combination Transactions

According to our amended and restated articles of association, unless otherwise approved by our board of directors in advance, the Company cannot enter into a business combination (as defined in the amended and restated articles of association) with any shareholder or any of its affiliates and/or investors for a period of three years following (i) with respect to any shareholder holding twenty percent (20%) or more of the voting power of the Company’s share capital and (ii) with respect to all shareholders, each time as such shareholder and/or any of its affiliates and/or investors become(s) (other than due to a buyback, redemption or cancellation of shares by the Company) the holder(s) (beneficially or of record) of 20% or more of the issued and outstanding voting power of the Company’s share capital.

Forum Selection Clause

Our amended and restated articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or Securities Act; and, for the avoidance of any doubt, such provision does not apply to any claim asserting a cause of action arising under the Exchange Act. Our amended and restated articles of association also provide that unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or shareholders of the Company or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 5728-1968, and the regulations promulgated thereunder.

Amendment of Amended and Restated Articles of Association

Any amendment of our amended and restated articles of associations requires, in addition to the approval of the shareholders of the Company, the approval of our board of directors with the affirmative vote of a majority of the then serving directors.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent

The transfer agent and registrar for our ordinary shares is Computershare. Its address is 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, and its telephone number is (212) 805-7100.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel.

Description of American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers the ADSs. Each ADS represents one hundred Ordinary Shares (or a right to receive one hundred Ordinary Shares). Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

ADS holders are not treated as shareholders and do not have shareholder rights. Israeli law governs shareholder rights. The depositary is the holder of the Ordinary Shares underlying the ADSs. Registered holders of ADSs have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent.

Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.  The depositary may distribute additional ADSs representing any Ordinary Shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Ordinary Shares which would require it to deliver a fraction of an ADS (or ADSs representing those Ordinary Shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed Ordinary Shares (or ADSs representing those Ordinary Shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional Ordinary Shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary exercises rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Ordinary Shares, new ADSs representing the new Ordinary Shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, Ordinary Shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other securities. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited Ordinary Shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the Ordinary Shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the Ordinary Shares. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the Ordinary Shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable (including SWIFT), telex and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Ordinary Shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert foreign currency itself or through any of its affiliates or the custodian or we may convert foreign currency and pay U.S. dollars to the depositary. Where the depositary converts foreign currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, fees and transaction spreads that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliates in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be most favorable to ADS holders, subject to its obligations to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts foreign currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list them on another exchange in the United States or list our Ordinary Shares on an exchange outside the United States and make arrangements for trading of ADSs on the U.S. over the counter market within a reasonable time;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; Limits on liability to holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Ordinary Shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Description of the Warrants

The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as Exhibit 10.2 to our Current Report on Form 6-K dated February 28, 2025. The following description of the Warrants is qualified in its entirety by reference to such exhibit.

Duration and Exercise Price

Each Warrant has an exercise price equal to $2.00 per ADS. The Warrants are immediately exercisable from the date of issuance until the five year anniversary of their date of issuance. The exercise price and number of Warrant shares issuable upon exercise of the Warrants are subject to appropriate adjustment in the event of share dividends, share splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting our ADSs or ordinary shares and the exercise price.

Exercisability

The Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% of our outstanding ordinary shares (including ADSs representing ordinary shares) immediately after exercise, except that upon prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding ordinary shares (including ADSs representing ordinary shares) after exercising the holder’s Warrants up to 4.99% of the number of our ordinary shares (including ADSs representing ordinary shares) outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase will not be effective until 61 days following notice to us.

Cashless Exercise

If, at any time after the six month anniversary of the date of the SPA, there is no effective Registration Statement registering, or no current prospectus available for, the resale by a holder of Warrant ADSs, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of common stock determined according to a formula set forth in the Warrants.

Trading Market

There is no established trading market for the Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

Rights as a Shareholder

Except as otherwise provided in the Warrants or by virtue of the holder’s ownership of our ADSs, such holder of Warrants does not have the rights or privileges of a holder of our ADSs or ordinary shares, including any voting rights, until such holder exercises such holder’s Warrants. The Warrants will provide that the holders of the Warrants have the right to participate in distributions or dividends paid on our ADSs or ordinary shares.

Fundamental Transactions

If at any time the Warrants are outstanding, we, either directly or indirectly, in one or more related transactions effect a Fundamental Transaction (as defined in the Warrant), a holder of Warrants will be entitled to receive, upon exercise of the Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Warrants immediately prior to the Fundamental Transaction. As an alternative, and at the holder’s option in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental transaction), we shall purchase the unexercised portion of the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the New Warrant on the date of the consummation of such Fundamental Transaction.

Waivers and Amendments

The Warrants may be modified or amended or the provisions of the Warrants waived with the written consent of us the holder.

Transfer Agent

The depositary for the ADSs representing our ordinary shares is the Bank of New York Mellon. Its address is 240 Greenwich Street, New York, New York 10286 and its telephone number is (212) 495-1784.

PLAN OF DISTRIBUTION

The selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholder may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholder (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholder against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Greenberg Traurig, P.A., Tel Aviv, Israel, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Meitar | Law Offices, Ramat Gan, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Steakholder Foods Ltd. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company’s significant losses, negative cash flows from operations, and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information are filed by us with, or furnished to, the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on April 30, 2024, or 2023 Annual Report.

●	our Form 6-Ks furnished with the SEC on April 30, 2024, April 30, 2024, May 13, 2024, May 16, 2024, May 20, 2024, June 6, 2024, June 10, 2024, June 13, 2024, June 26, 2024, July 23, 2024, July 29, 2024, August 1, 2024, August 5, 2024, August 22, 2024, August 27, 2024, August 30, 2024, August 30, 2024, September 17, 2024, September 25, 2024, September 30, 2024, October 8, 2024, October 15, 2024, November 12, 2024, November 18, 2024, November 21, 2024, November 25, 2024, December 10, 2024, January 6, 2025, February 3, 2025, February 13, 2025 and February 28, 2025 (in each case, to the extent expressly incorporated by reference into our effective registration statements on Form F-3); and

●	the description of our ordinary shares contained in (i) our Registration Statement on Form F-1, as amended (File No. 333-253257), filed with the SEC on March 11, 2021, which is incorporated by reference into our Registration Statement on Form 8-A (File No. 001-40173) filed with the SEC on March 5, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, as updated by (ii) Exhibit 2.3 to our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on April 30, 2024, and any amendment or report filed for the purpose of further updating that description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of an offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of an offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to our headquarters, which are currently located at 5 David Fikes St., Rehovot 7632805, Israel, Attn: Corporate Secretary of the Company, telephone number: +972-73-332-2853. Copies of these filings and submissions may also be accessed at our website, www.steakholderfoods.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Steakholder Foods USA, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of Securities in connection with this offering. The address of our agent is 1007 North Orange Street, 10th Floor, Wilmington, Delaware, 19801, United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in original actions instituted in Israel or obtain a judgement based on the civil liability provisions of the U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Moreover, an Israeli court will not enforce a non-Israeli judgment if (among other things) it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, or if it was obtained by fraud or in absence of due process, or if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, at the time the foreign action was brought.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

3,940,112 American Depositary Shares, each representing one hundred (100) Ordinary Shares

   , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision, to the fullest extent permitted by law. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or other distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract for office holder liability, for any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer and a director or (under certain circumstances), also by the shareholders. See Item 6C to the 2023 Annual Report “Directors, Senior Management and Employees —Board Practices—Fiduciary Duties and Approval of Related Party Transactions.” However, the insurance of office holders shall not require shareholder approval and may be approved only by the compensation committee, if the engagement terms are determined in the company’s compensation policy and that policy was approved by the shareholders by a special majority (as described in Item 6C to the 2023 Annual Report “Directors, Senior Management and Employees —Board Practices—Fiduciary Duties and Approval of Related Party Transactions”), provided that the policy is on market terms and is not likely to materially impact the company’s profitability, assets or obligations.

Our amended articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Israeli Companies Law and the Israeli Securities Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

We have entered into indemnification and exculpation agreements with each of our current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to any and all of our currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of our shareholders equity according to our most recent financial statements at the time of payment. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

Item 9. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
3.1**	Amended and Restated Articles of Association of the Registrant
4.1	Form of Deposit Agreement between Steakholder Foods Ltd. (f/k/a MeaTech 3D Ltd.), the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued by the Company (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 5, 2021 (File No. 333-253527))
4.2	Form of Specimen American Depositary Receipt (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 5, 2021 (File No. 333-253527))
5.1**	Opinion of Meitar | Law Offices, Israeli counsel to the registrant
10.1	Form of Warrant (incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 6-K furnished to the SEC on February 28, 2025)
10.2	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 6-K furnished to the SEC on February 28, 2025)
23.1*	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm
23.2**	Consent of Meitar | Law Offices, Israeli counsel to the registrant (included in Exhibit 5.1)
24.1**	Power of Attorney (included in the signature page of the Registration Statement)
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

i..	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel on this 11th day of March, 2025.

STEAKHOLDER FOODS LTD.

By:	/s/ Arik Kaufman
Name:	Arik Kaufman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

*	Chairman of the Board of Directors	March 11, 2025
Yaron Kaiser

/s/ Arik Kaufman	Chief Executive Officer (Principal Executive Officer)	March 11, 2025
Arik Kaufman

*	Vice President, Finance (Principal Financial and Accounting Officer)	March 11, 2025
Oren Attiya

*	Director	March 11, 2025
Eli Arad

*	Director	March 11, 2025
David Gerbi

*	Director	March 11, 2025
Sari Singer

*By:	/s/ Arik Kaufman
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Steakholder Foods Ltd., has signed this registration statement on March 11, 2025.

Steakholder Foods USA, Inc. Authorized U.S. Representative

By:	/s/ Arik Kaufman
Name:	Arik Kaufman
Title:	Authorized Representative